Exhibit 99.1

PRESS RELEASE

Clorox Completes Previously Announced Divestiture of its Better Health VMS Business

OAKLAND, California, Sept. 10, 2024 — The Clorox Company (NYSE: CLX) today announced the completion of the previously disclosed divestiture of its Better Health Vitamins, Minerals and Supplements (VMS) business in its entirety to an affiliate of Piping Rock Health Products, LLC. The divested business includes the Natural Vitality, NeoCell, Rainbow Light and RenewLife brands, relevant trademarks and licenses, and associated manufacturing and distribution facilities in Sunrise, Florida.

This transaction reflects Clorox’s commitment to continue evolving its portfolio to reduce volatility and accelerate sales growth, as well as structurally improve its margin, in service of driving more consistent and profitable growth over time.

About The Clorox Company

The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr® and Pine-Sol® can be found in about nine of 10 U.S. homes and internationally with brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2024, the company was ranked No. 1 on Barron's 100 Most Sustainable Companies list for the second consecutive year. Visit thecloroxcompany.com to learn more.

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